Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2020, with respect to the consolidated financial statements of Open Lending, LLC, included in the Registration Statement (Form S-1) and related Prospectus of Open Lending Corporation for the registration of 51,666,659 shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas

July 1, 2020